EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into as of January 31, 2005, by and among:

I.                                         LTC Properties, Inc. (“LTC, Inc.”), and Texas-LTC Limited Partnership (“Texas-LTC”) (the foregoing parties are referred to herein individually and collectively as “LTC”); and

II.                                     Extendicare Health Services, Inc. (“EHSI”), Alpha Acquisition, Inc. (“Alpha”), Assisted Living Concepts, Inc. (“ALC, Inc.”), and Carriage House Assisted Living, Inc. (“Carriage”).  (Assisted Living Concepts, Inc., and Carriage House Assisted Living, Inc. are referred to herein individually and collectively as “ALC/CHAL”; Assisted Living Concepts Inc., Carriage House Assisted Living, Inc., Alpha Acquisition Inc. and Extendicare Health Services, Inc. are referred to herein individually and collectively as “ALC”.)

Background:

A.                                   On November 4, 2004, EHSI and Alpha entered into a Plan of Merger and Acquisition Agreement (“Merger Agreement”) with ALC, Inc. pursuant to which it is anticipated that Alpha, a subsidiary of EHSI, will merge with and into ALC, Inc. and ALC, Inc. will continue as the surviving corporation after the merger (the “Merger”).  Upon conclusion of the Merger in accordance with the terms of the Merger Agreement, EHSI will be the sole shareholder of ALC, Inc.

B.                                     LTC leases a total of thirty-seven (37) assisted living facility properties (the “Leased Properties”) currently containing a total of approximately 1,427 assisted living units (a “Unit”) to ALC/CHAL under a master lease agreement or individual leases and amendments thereto (collectively the “Leases”).  The Leased Properties, their number of Units, and the respective parties to the Leases for each Leased Property are set forth in Exhibit A.  For purposes of this MOU, a “Unit” is an apartment located within an assisted living facility in which one or more residents could reside.

C.                                     Under the Leases, LTC may declare an Event of Default (as defined in the Leases) if a Change of Control (as defined in the Leases) of the tenant occurs and the surviving tenant-entity does not have a Net Worth (as defined in the Leases) equal to or greater than Seventy-Five Million Dollars ($75,000,000.00).  Under the Leases, a Change of Control includes, but is not limited to, circumstances where (i) any person becomes the beneficial owner of thirty percent (30%) or more of the outstanding shares of ALC/CHAL; or (ii) the stockholders of ALC/CHAL approve a merger or consolidation of ALC/CHAL with any other corporation.

D.                                    At the request of ALC, Inc., representatives of LTC have previously identified certain circumstances that they contend constitute non-conformity by ALC/CHAL with the Leases (such matters, collectively, the “Identified Concerns”), a summary of which Identified Concerns was disclosed as part of ALC, Inc.’s public filings with the Securities and Exchange Commission.

E.                                      ALC and LTC agree that it is in their mutual best interests to resolve all disputes under the Leases prior to the Merger and to ensure the continued existence of leasing arrangements by and among LTC and ALC following the Merger.

Now, therefore, taking the foregoing Background into account, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Understandings and Agreements Regarding Terms of New Master Leases:

1.1.                            Number of Units.  The parties agree that the number of assisted living Units for each of the Leased Properties shall be as set forth in Exhibit A.

1.2.                            Master Leases.  LTC and ALC shall enter into two (2) master lease agreements (the “Master Leases”) upon terms and conditions similar to those contained in the Master Lease Agreement dated November 30, 2001, between LTC and ALC/CHAL (the “Original Master Lease”), except as otherwise specified in this MOU.  The Leased Properties shall be grouped under the Master Leases according to the groupings set forth in Exhibit A.  The Master Leases shall be deemed as of the “Commencement Date” (as that term is hereinafter defined) to have amended, restated, superseded and replaced the Leases, including the Original Master Lease, for all purposes and the Master Leases and this MOU shall constitute the only agreements between LTC and ALC with respect to the Leased Properties; provided, however, that nothing in this MOU shall relieve ALC/CHAL (and, following consummation of the Merger, ALC) of any accrued or unpaid obligation to pay rent or other monies to LTC, whether under any Lease or otherwise.  Notwithstanding the foregoing, ALC and LTC agree that the Master Leases shall contain the following elements, with the terms of this MOU superseding the terms of the Original Master Lease to the extent they are inconsistent, conflict with, or vary from any of the terms or conditions of the Original Master Lease:

1.2.1.                   Term.  The term of the each Master Lease shall commence retroactive to January 1, 2005, subject to the Merger becoming effective, upon the date the Merger becomes effective (the “Commencement Date”) and shall expire (if not sooner terminated under the terms of the Master Leases) at midnight (California time) December 31, 2014 (the “Initial Term”).

1.2.2.                   Minimum Rent.  Commencing retroactive to January 1, 2005, the monthly base rent (“Minimum Rent”) payable under each Master Lease shall be as set forth on Exhibit A such that the combined initial Minimum Rent under the Master Leases during 2005 shall be equal to the total Minimum Rent paid in 2004 under all the existing Leases increased by 2%, plus $250,000.00 (such sum, the “Initial Fixed Amount Increase”), with such Minimum Rent being adjusted retroactively to January 1, 2005.  Specifically, it is agreed that the 2005 Minimum Rent for the First Master Lease will be $4,500,000, and the 2005 Minimum Rent for the Second Master Lease will be $4,864,785, unless modified pursuant to Section 1.2.10 of this MOU.  On January 1, 2006, and continuing each January 1 thereafter, during the Initial Term of each Master Lease and during the second through tenth year of each Extended Term thereof, the Minimum

Rent payable with respect to each Master Lease shall increase by two percent (2%) per annum over the final Minimum Rent due in the preceding Lease Year.  In addition, on each January 1 of 2006, 2007 and 2008, the annual combined Minimum Rent payable under both Master Leases shall increase by $250,000.00 each year, respectively.  A summary of the Minimum Rent payable, unless modified by conditions specified in Section 1.2.10 of this MOU, with respect to each of the Master Leases calculated for each Lease Year during the Initial Term is set forth on Exhibit A.

1.2.3.                   Options to Extend.  Provided there exists no uncured Event of Default under either of the Master Leases (excepting stemming from a loss of any licenses necessary to operate a Facility as an assisted living facility under applicable state laws, which loss of licensure shall not be deemed an Event of Default for purposes hereof provided ALC consummates a substitution in accordance with this MOU and the applicable Master Lease with respect to the unlicensed Facility within one hundred twenty (120) days of such loss of license), ALC shall have the right to extend the term of each Master Lease for up to three (3) separate additional periods of ten (10) years each (each, an “Extended Term”), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term.  The option to extend each Master Lease must be exercised in writing not later than twelve (12) months prior to the end of the Initial Term or the then-current Extended Term.  Time is of the essence as to providing timely notice of exercise. The Master Leases during any Extended Terms shall be on the same terms and conditions as applied during the Initial Term, except that:

I.                                       The Minimum Rent during the first year of the first Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due in the last year of the Initial Term , or (b) the sum of the final Minimum Rent due during the first year of the Master Lease (calculated prior to inclusion of the Initial Fixed Amount Increase), plus $1,000,000.00, with such sum being multiplied by a fraction, the numerator of which is the CPI of the second to last month of the Initial Term (i.e., November 2014) and the denominator is the CPI of November 2004.  For purposes of the Master Leases “CPI” shall mean and refer to the Consumer Price Index published by the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided, however, that if compilation of the CPI is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI shall be used.

II.                                   The Minimum Rent during the first year of the second Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due in the last year of the first Extended Term, or (b) the final Minimum Rent due during the first year of the first Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the first Extended Term (i.e., November 2024) and the denominator is the CPI of November 2014.

III.                               The Minimum Rent during the first year of the third Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due during the last year of the second Extended Term, (b) the Minimum Rent due during the first year of the second Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the second Extended Term (i.e., November 2034) and the denominator is the CPI of November 2024, or (c) an amount necessary to cause such Minimum Rent to be equal to Fair Market Rent, which shall be determined as set forth on Exhibit C attached hereto.

1.2.4.                   Right of Substitution.  Provided that there is no Event of Default existing under either of the Master Leases, then subject to the terms and conditions set forth in this Section 1.2.4, ALC may substitute into the applicable

Master Lease one, or more, of the 122 assisted living facilities owned and operated by ALC/CHAL prior to EHSI’s acquisition of ALC, Inc. (a “Substitute Facility”). ALC may effect such a substitution in the event that (a) the Facility to be substituted under the applicable Master Lease becomes unprofitable to operate by ALC based on ALC’s reasonable commercial judgment, or (b) the Facility to be substituted loses any licenses necessary to operate the same as an assisted living facility under applicable state laws (such loss of licensure not being deemed an Event of Default,  provided ALC consummates a substitution in accordance with this MOU with respect to such unlicensed Facility).

Upon a minimum of ninety (90) days prior written notice to LTC ( a “Substitution Notice”, which Substitution Notice shall include the information called for in Exhibit B hereto and shall be in a form reasonably acceptable to LTC) of ALC’s intent to effect such substitution, ALC shall have the right to substitute into the applicable Master Lease a Substitute Facility provided that all of the following additional conditions with regard to such Substitute Facility are met both at the time of the Substitution  Notice and at the time of the closing of the substitution (any Substitute Facility satisfying said conditions shall be referred to as a “Qualifying Substitute Facility”):  (i) the Substitute Facility has an equal or greater number of assisted living units as the original Facility being substituted out; (ii) the EBITDARM of the Substitute Facility for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, is equal to or greater than that of facility being substituted out; (iii) the Substitute Facility is free of any encumbrances or liens other than municipal and zoning ordinances and agreements entered thereunder, recorded building and use restrictions, recorded easements and similar matters of record, and unrecorded leases and occupancy agreements (such matters affecting title, the “Encumbrances”), none of which, considered individually or on a combined basis, adversely affect or diminish the use, value or operation of the Substitute Facility, and none of which differ materially in content, purpose or effect from the Encumbrances affecting title to the facility being substituted out; (iv) the Substitute Facility shall be in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes, and all other requirements necessary to operate the Substitute Facility as an assisted living facility; (v) the Substitute Facility shall be in compliance with all state and federal regulations and all other requirements necessary to allow a change of ownership (vi) the Substitute Facility be in material compliance with any applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances and that prior to the substitution ALC has delivered a Phase I Environmental report dated no more than six (6) months prior to the effective date of such substitution evidencing such compliance; (vi) there have been no more than two (2) prior substitutions under the Master Lease or this Section 1.2.4 consummated within the twelve (12) months preceding the date of the closing of the proposed substitution, and (vii) the Substitute Facility shall be in good physical and mechanical condition and repair and shall not require any capital improvements or repairs in excess of $30,000, which capital improvements shall either (a) be funded by ALC without reimbursement by LTC, or (b) if funded or otherwise paid for by LTC, be treated as an expansion of the Facility in question and result in the adjustments to Minimum Rent provided for in Section 1.2.10 of this MOU, and in any event shall be undertaken and diligently pursued to completion by ALC within six (6) months of consummation of the substitution.

Each substitution under this Master Lease shall be treated as an exchange of property, with the result being that LTC shall be the owner of the real property and improvements thereon of the Qualifying Substitute Facility and that ALC, Inc. shall be the owner of the real property and improvements thereon of the facility being substituted out of the Master Lease (the “Substituted Facility”). In connection with the foregoing, LTC shall have the Substituted Facility, on or before the date of substitution, released from any and all liens and encumbrances securing monetary obligations.

ALC agrees to pay all of LTC’s reasonable costs and out-of-pocket expenses in connection with good-faith efforts to consummate any substitution hereunder, whether or not such substitution is completed, excepting any principal and accrued interest to pay off monetary obligations secured by liens or encumbrances against the Substituted Facility. In addition, in lieu of LTC charging ALC for the actual time and efforts of its staff in processing a substitution hereunder, each time ALC delivers a Substitution Notice, together with that Substitution Notice ALC shall remit to LTC the sum of Ten Thousand Dollars ($10,000) as a flat and non-accountable fee to reimburse LTC for its internal overhead costs and overhead expenses devoted to effecting a substitution.

ALC shall not have the right to effect a substitution of a Facility if any monetary lien on the Facility may not be voluntarily prepaid by LTC. Without limitation to the foregoing, ALC shall be responsible for all acceleration or prepayment charges (but not principal and accrued interest charges) incurred by LTC in connection with effecting a payoff of any liens or encumbrances.  ALC shall have the right to inquire of LTC regarding the existence of, and LTC shall provide a written statement summarizing, the then currently applicable acceleration or prepayment charges associated with payoff of any liens or encumbrances affecting any Facility ALC is considering substituting, such summary to be provided to ALC prior to its election, if any, to deliver a Substitution Notice to LTC.

Notwithstanding any of the forgoing, ALC shall not have the right to close any substitution of a  Facility under either of the Master Leases during the last twenty-four (24) months of the Term (or any Extended Term) of said

Master Lease unless ALC has given LTC its notice to extend the Term of the relevant Master Lease.

Furthermore, ALC shall not be entitled to substitute any of the five (5) Facilities located in the State of Washington that are currently encumbered by Washington State Revenue Bonds (the “WA Bonds”) until December 2, 2015.

 ALC hereby agrees that it shall close, divest itself of, or lease the  Substituted Facility to an unaffiliated third-party, but in any event ALC and its affiliates shall permanently cease to operate the Substituted Facility as an assisted living or other healthcare related facility within one (1) year of the effective date of such substitution.  ALC’s failure to do so shall constitute an Event of Default under the applicable Master Lease.

LTC and ALC hereby agree that the substitution as set forth in this Section 1.2.4 represents the entire consideration for such Qualifying Substitute Facility and that there shall be no alteration of any Minimum Rent due under the applicable Master Lease to LTC, and neither LTC nor ALC shall be entitled any other consideration whether in the form of cash or otherwise.

1.2.5.                   Insurance.  The language set forth in Exhibit D attached hereto shall replace Articles XIII and XIV of the Master Lease.

1.2.6.                   Subletting.  (THE FOLLOWING LANGUAGE MODIFIES SECTION 22 OF THE MASTER LEASE AS FOLLOWS)  “Subject to the permitted exceptions set forth in Section 22.3 below, ALC may not assign, sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without LTC’s consent, which may be withheld in LTC’s sole and absolute discretion.  Notwithstanding the forgoing in this Section 22, ALC may sublet one or more Facility to a subsidiary of ALC or EHSI, provided that (1) such subleasing agreement be in a form that is reasonably acceptable to LTC, and (2) that ALC provides to LTC not less than thirty (30) days prior written notice of ALC’s intent to effect such sublease.  In addition, ALC shall be permitted to sublet, within any Facility under the Master Lease, up to 20% of the square footage to any party providing ancillary services to the residents or employees of any Facility, provided that the number of Units available for rent at such Facility shall not be decreased.  Upon LTC’s consent (and, in such cases where LTC’s consent is not required pursuant to Section 22.3 below), (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 22.2, (b) ALC shall provide an original counterpart of each such sublease, duly executed by ALC and such sublessee, that shall be delivered promptly to LTC, and (c) ALC shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by ALC hereunder.  Nothing hereunder shall preclude LTC from selling any of the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes LTC’s obligations under this Lease”.

SECTION 22.3 OF THE MASTER LEASE SHALL BE MODIFIED TO READ AS FOLLOWS:  “Anything contained in this Lease to the contrary notwithstanding, ALC shall have the right at any time during the Term, without first seeking LTC’s consent, to enter into rental agreements with residents of the Facilities, and execute any documents necessary in connection therewith.  Provided, however, but for the fact that LTC’s consent need not be obtained in such situations, all other restrictions and provisions contained in this Article XXII or elsewhere in this Lease shall apply”.

1.2.7.                   Geographic Limitations.  Except as otherwise provided in this Section 1.2.7, during the Initial Term and any Extended Term of the Master

Leases, and for a period of two (2) years after expiration or earlier termination thereof, neither ALC nor any of its affiliates, directly or indirectly, shall operate, own, manage or have any legal or beneficial interest in or otherwise participate in or receive revenues from any other assisted living facility within a four (4) mile radius measured outward from the outside boundary of each Leased Property.  Notwithstanding the foregoing, ALC or any of its affiliates, EHSI and any affiliates or subsidiaries of EHSI, may, directly or indirectly, operate, own, manage or have a legal or beneficial interest in assisted living facilities within such four (4) mile radius, if ALC or any of its affiliates, EHSI and any affiliates or subsidiaries of EHSI, operated, owned, managed or had any legal or beneficial interest in or otherwise participated in or received revenues from such assisted living facility prior to the Commencement Date (a “Competing Facility”); provided, however, that in order to avoid any conflict of interest with respect to any non-LTC owned facility and a Competing Facility, ALC agrees it will not prefer or favor a Competing Facility to the detriment of an LTC-owned facility.

1.2.8.                   Modification of Change of Control Provisions.  Section 18.1 of Article XVIII as the same appears the Original Master Lease, entitled Change of Control, shall be modified to reduce the surviving entity Net Worth requirement from Seventy-Five Million Dollars ($75,000,000) to Fifty Million Dollars ($50,000,000).

1.2.9.                   Books and Records.  The last paragraph in Section 24.3 of the Master Lease shall be modified as follows:

“Whether or not expressly stated elsewhere above in this Section 24.3, all information, reports, filings, etc. provided by ALC to LTC under this Section 24.3 shall be (i) prepared in accordance with GAAP, and (ii) accompanied with a written certificate from a duly authorized officer of ALC certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete.  ALC may satisfy the reporting requirements with respect to providing quarterly and annual consolidated financial statements of ALC by the timely filing of all required financial reports with the SEC by EHSI.  However, in the event that EHSI ceases to file all such required financial reports with the SEC, Lessee shall remain obligated for all the reporting requirements to LTC hereunder, and shall furnish the applicable quarterly and annual reports directly to LTC.  In addition to all of the items expressly identified and required elsewhere in this Section 24.3 (or elsewhere in this Lease), ALC shall promptly comply with any request by LTC or any Facility Mortgagee for the production of additional financial information (whether relating to ALC, or a Controlling Entity of ALC) as may be reasonably deemed relevant or prudent by LTC and/or any Facility Mortgagee, provided, however, that such requests for additional information pursuant to the immediately preceding sentence (a) shall not require further detail or unconsolidated financial analysis than is provided pursuant to any filings with the SEC completed by EHSI, and (b) are customary in form and content and not unreasonably or unusually burdensome to produce”.

1.2.10.             Expansion of Leased Properties.  ALC will work cooperatively with LTC to expand the number of living Units, at mutually agreed upon Leased Properties, with each party acting in good faith based upon the exercise of its commercially reasonable judgment in light of, among other things, facility occupancy rates, operating costs, and resident revenues.  Prior to commencing any such expansion, ALC and LTC shall agree upon a development plan outlining the costs and timelines for such expansion.  All costs for such expansion shall be paid for by LTC when such expansion is completed having a certification of occupancy and licensure of the additional Units.  All expenditures must be jointly approved by ALC and LTC, with each party acting in good faith based upon the exercise of its commercially reasonable judgment.  The monthly Minimum Rent for any Leased Property that has been expanded shall be adjusted and increased by increasing the Minimum Rent by an amount equal to (a) nine and one-half percent (9.5%) plus the positive difference, if any, between the average for the last five (5) business days prior to funding of the yield on the U.S. Treasury 10-year note minus 420 basis points (expressed as a percentage), multiplied by (b) the amounts actually paid to third parties by or on behalf of ALC, and reimbursed by LTC, to complete the expansion.  The foregoing adjustment to the Minimum Rent shall occur on the first day of the month during which such funding occurred.  Subject to the provisions of this Section 1.2.10, LTC’s funding of any expansion to the Leased Properties shall be limited to $5,000,000.00 in any calendar year.

1.3.                            Waiver of Potential Events of Default.  LTC acknowledges and agrees that EHSI requires LTC’s agreement to allow ALC time to cure any of the Identified Concerns (a) as inducement to cause ALC to enter into the Master Leases on the terms and conditions set forth in this MOU, and (b) to facilitate the timely receipt of ALC, Inc.’s shareholder approvals and closing of the Merger.  LTC further acknowledges that EHSI will not agree to proceed further with the negotiation of any Master Leases or other renewals or extensions of the Leases with LTC without receipt of such time to cure from LTC and without the representations and warranties contained in this Paragraph.  LTC agrees as follows:

1.3.1.                   Effect of MOU and Leases on Pre-Existing Default.  It is the parties’ intention that the new Master Leases contemplated hereby, when fully executed, shall substitute for and act as a novation of the original Leases.  Accordingly, in the event an Event of Default exists or existed under the original Leases, LTC agrees it shall not seek to terminate the Leases or the Master Leases or disturb ALC’s occupancy of the Leased Properties as a consequence thereof, ALC having, to the extent not expressly waived pursuant to the terms of this MOU, any and all rights to cure the same as were established under the terms of the Original Master Lease; provided, however, that nothing in this MOU or any of the new Master Leases shall relieve ALC of any accrued or unpaid obligation to pay rent or other monies to LTC, whether under any Lease or otherwise; and provided further that nothing herein shall prohibit or bar LTC from enforcing any term or provision of the new Master Leases or of Sections 1.3 and 2 of this MOU.

1.3.2.                   Specific Cure Periods and Waivers.  Without limiting the generality of the provisions of Section 1.3.1 above, in anticipation and support of ALC, Inc. seeking shareholder approval of the Merger, and EHSI, Alpha and ALC, Inc. closing on the Merger, and in consideration of all of the actions of the parties taken in good-faith furtherance thereof, LTC agrees as follows:

1.3.2.1.                                                          LTC shall not assert an Event of Default as a consequence of a Change of Control resulting from EHSI or any of its corporate affiliates being or becoming the beneficial owner, as defined in the Leases, directly or indirectly, of securities or other equity interests of ALC, Inc. representing thirty percent (30%) of more of the combined voting power of the then outstanding securities of equity interests of ALC, Inc. ; and

1.3.2.2.                                                          LTC shall not assert an Event of Default as a consequence of a Change of Control resulting from ALC. Inc.’s stockholders or holders of equity interests approving the Merger of ALC, Inc. with Alpha; and

1.3.2.3.                                                          LTC shall not assert an Event of Default as a consequence of the number of assisted living Units that comprise any of the Leased Properties under the Leases for Athens, Texas,

Greenville, Texas, and Tiffen, Ohio, it being noted that Exhibit A to this MOU specifies the agreed number of Units for each of those Facilities; and

1.3.2.4.                                                          ALC shall have until December 31, 2005 to cure any lack of licensure of the assisted living facilities located on the Leased Properties in Elkhart, Indiana and Madison, Indiana; and should such facilities be unable to be licensed by December 31, 2005, LTC and ALC commit to effectuate a “substitution” as defined in Section 1.2.6., hereunder; and

1.3.2.5.                                                          LTC shall not assert an Event of Default as a consequence of any purported failure to provide audited consolidated financial statements, or any other financial statements or reports, for ALC/CHAL where the purported failure to provide statements or reports occurred prior to the Commencement Date of the Master Leases; and

1.3.2.6.                                                          LTC shall not assert an Event of Default as a consequence of the adequacy, nature, or scope of ALC/CHAL’s insurance coverage prior to the Commencement Date of the Master Leases, provided that there has not been a casualty as to which the absence or scope of insurance has injured LTC or an LTC-owned property that is subject to the Leases; and

1.3.2.7.                                                          LTC shall not assert an Event of Default as a consequence of any potential failure to fulfill any requirement of the Leases that, following a Change of Control, the surviving entity have a Net Worth of equal to or greater than Seventy-Five Million Dollars ($75,000,000.00), LTC and ALC hereby acknowledging and agreeing that any such surviving entity Net Worth requirement, whether appearing in Section 18.1 of the Original Master Lease or elsewhere in the Leases, is hereby reduced with respect to each and all of the Leases in which it appears to an amount equal to or greater than Fifty Million Dollars ($50,000,000).

The parties acknowledge and agree that none of EHSI nor ALC, Inc. or Carriage concede that any of the aforementioned defaults or Events of Defaults have occurred or are occurring under the Leases, all of the foregoing being expressly enumerated (a) in response to previously asserted allegations of defaults under the Leases, and/or (b) because they constitute matters that may, will or are likely to arise in connection with consummation of the Merger; and it being further agreed and acknowledged that this MOU shall not waive LTC’s right to enforce any provision of the Master Leases which might give rise to an Identified Concern or Event of Default, unless such provision is omitted from the Master Leases.  Accordingly, if there exists an Event of Default under the Leases, and if the New Master Lease(s) contain the provisions which give rise to such Event of Default, nothing in this MOU shall release or waive the resulting Event of Default.

2.                                       Miscellaneous.

2.1.                            Successors and Assigns.  This MOU shall be binding upon and inure to the benefit of LTC, EHSI, Alpha, and ALC/CHAL and their respective successors and permitted assigns.  No party may assign either this MOU or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto.

2.2.                            Releases and Public Announcements.  LTC shall be permitted to disclose publicly the execution of this MOU and of the contemplated Master Leases.  The parties shall use commercially reasonable efforts to plan and coordinate such announcements.

2.3.                            Costs.  Each party shall bear its own costs associated with the drafting, review and execution and of this MOU, and all actions taken to prepare and execute the Master Leases.

2.4.                            Amendment.  No amendment of any provision of this MOU shall be valid unless the same shall be in writing and signed by each of the parties.

2.5.                            Period of MOU and Termination.  This MOU will become effective when signed by all parties.  If the Merger does not become effective on or before March 31, 2005 this MOU shall be null and void and of no further force and effect, and the parties shall be restored to their respective positions as if this MOU had never been executed.

2.6.                            Governing Law.  This MOU shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of New York.  The parties agree that the state and federal courts situated in and for New York County shall be the exclusive forum for any and all disputes arising hereunder or under the Master Leases, and consent to the exclusive jurisdiction and venue of said courts for such purposes, and agree not to seek a change of venue in the event an action is initiated in said courts.

2.7.                            Each of LTC, Inc. and Texas-LTC shall be jointly and severally liable for the obligations and liabilities under this MOU and the Master Leases of the other parties identified in this subparagraph 2.7.

2.8.                            Each of Extendicare Health Services, Inc., Alpha Acquisition, Inc., Assisted Living Concepts, Inc., and Carriage House Assisted Living, Inc shall be jointly and severally liable for all of the obligations and liabilities under this MOU and under the Master Leases and all extensions, amendments, and modifications of the Master Leases of the other parties identified in this Section 2.8.

2.9.                            Headings.  The section headings contained in this MOU are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this MOU.

2.10.                      Counterparts.  This MOU may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

2.11.                      Severability.  Any term or provision of this MOU that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

2.12.                      Construction.  The parties have participated jointly in the negotiation and drafting of this MOU.  In the event an ambiguity or question of intent or interpretation arises, this MOU shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this MOU.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.13.                      Further Assurances.  Upon the terms and subject to the conditions of this MOU, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practical the transactions contemplated by this MOU.

2.14.                      LTC confirms that to the best of its knowledge (without having undertaken any investigation or inquiry) it has no notice or knowledge of any existing Events of Default under the Leases, including any circumstances that could ripen into Events of Default upon delivery of notice, passage of time or both, excepting the

Identified Concerns and the Change of Control.  In addition, LTC confirms that to the best of its knowledge (without having undertaken any investigation or inquiry) it has no notice or knowledge of any accrued or unpaid obligation of ALC to pay rent or other moneys to LTC, whether under any lease or otherwise, other than regularly accruing Minimum Rent and Additional Charges under the Leases, none of which is delinquent or otherwise past due, or, as provided in this MOU following execution thereof, the Master Leases.  For purposes of this MOU, LTC’s “knowledge” is only that information which is actually known to Wendy Simpson or to Andre Dimitriadis as of the date of execution of this MOU.

2.15.                      Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the intended recipient as set forth below:

If to LTC:

LTC Properties, Inc.

Attn: Chief Executive Officer

22917 Pacific Coast Highway

#350

Malibu, CA 90265

Facsimile:  (805) 981-8663

with a copy to:

Reed Smith LLP

599 Lexington Avenue, 29th Floor

New York, NY  10022

Attention:  Herbert Kozlov

Facsimile:  (212) 521-5450

If to EHSI or Alpha:

Extendicare Health Services Inc.

111 West Michigan Street

Milwaukee, WI  53203-2903

Attention:  General Counsel

Facsimile:  (414) 908-8481

with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin  53202-5367

Attention:  Hugh J. O’Halloran

Facsimile:  (414) 297-4900

If to ALC, Inc. or Carriage:

c/o Extendicare Health Services Inc.

111 West Michigan Street

Milwaukee, WI  53203-2903

Attention:  General Counsel

Facsimile:  (414) 908-8481

with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin  53202-5367

Attention:  Hugh J. O’Halloran

Facsimile:  (414) 297-4900

2.16                         Signature of ALC, Inc and Carriage.   EHSI and Alpha represent, warrant and agree that immediately upon the consummation of the Merger they shall cause ALC, Inc. and Carriage to execute and deliver this MOU to LTC, and that the failure for any reason of EHSI and Alpha to do so would constitute a material breach by them of this MOU. Accordingly, none of LTC, EHSI or Alpha shall assert that the failure of ALC, Inc. and Carriage to execute this MOU prior to consummation of the Merger renders this MOU unenforceable or incomplete.

The parties have executed this MOU as of the date first above written.

LTC PROPERTIES, INC.		EXTENDICARE HEALTH SERVICES, INC.

By:	/s/ Wendy Simpson	By:	/s/ Richard Bertrand
Name:	Wendy Simpson	Name:	Richard Bertrand
Title:	Vice Chairman, Chief Financial Officer	Title:	Chief Financial Officer
and Treasurer

TEXAS-LTC LIMITED PARTNERSHIP		ALPHA ACQUISITION, INC.

By:	/s/ Wendy Simpson	By:	/s/ Richard Bertrand
Name:	Wendy Simpson	Name:	Richard Bertrand
Title:	Vice Chairman, Chief Financial Officer	Title:	Chief Financial Officer
and Treasurer

ASSISTED LIVING CONCEPTS, INC		CARRIAGE HOUSE ASSISTED LIVING, INC.

By:		By:
Name:		Name:
Title:		Title:

Exhibit A

Property				# of		2005	2006	2007	2008	2009
Name	City	State	Count	Units	ALC PARTY	Rent	Rent	Rent	Rent	Rent
Master Lease I
Maurice	Millville	NJ	1	39	Assisted Living Concepts, Inc.
Reed	N. Denison	IA	1	35	Assisted Living Concepts, Inc.
Annabelle	Caldwell	ID	1	35	Assisted Living Concepts, Inc.
Clearwater	Nampa	ID	1	39	Assisted Living Concepts, Inc.
Sylvan	Hayden	ID	1	39	Assisted Living Concepts, Inc.
Warren	Burley	ID	1	35	Assisted Living Concepts, Inc.
Caldwell	Troy	OH	1	39	Assisted Living Concepts, Inc.
River Bend	Wheelersburg	OH	1	39	Assisted Living Concepts, Inc.
Seneca	Tiffin	OH	1	35	Assisted Living Concepts, Inc.
Chestnut	Newark	OH	1	39	Assisted Living Concepts, Inc.
Rutherford	Fremont	OH	1	39	Assisted Living Concepts, Inc.
Angelina	Jacksonville	TX	1	39	Assisted Living Concepts, Inc.
Harrison	Greenville	TX	1	41	Assisted Living Concepts, Inc.
Lakeland	Athens	TX	1	38	Assisted Living Concepts, Inc.
Neches	Lufkin	TX	1	39	Assisted Living Concepts, Inc.
Oakwood	Marshall	TX	1	40	Assisted Living Concepts, Inc.
Alpine	Longview	TX	1	30	Assisted Living Concepts, Inc.
Arbor	S. Wichita Falls	TX	1	50	Assisted Living Concepts, Inc.
			18	690		$4,500,000	4,660,000	4,823,200	4,989,664	5,089,457

Master Lease II
Chenowick	Kennewick	WA	1	36	Assisted Living Concepts, Inc.
Lexington	Vancouver	WA	1	44	Assisted Living Concepts, Inc.
Mountainview	Camas	WA	1	36	Assisted Living Concepts, Inc.
Orchard	Grandview	WA	1	36	Assisted Living Concepts, Inc.
Pioneer	Walla Walla	WA	1	36	Assisted Living Concepts, Inc.
Crawford	Kelso	WA	1	40	Assisted Living Concepts, Inc.
Karr	Hoquiam	WA	1	40	Assisted Living Concepts, Inc.
Colonial	Battleground	WA	1	40	Assisted Living Concepts, Inc.
Davis	Bullhead City	AZ	1	40	Assisted Living Concepts, Inc.
Jasmine	Lake Havasu	AZ	1	36	Assisted Living Concepts, Inc.
Linkville	Klamath Falls	OR	1	36	Assisted Living Concepts, Inc.
Sawyer	Eugene	OR	1	47	Assisted Living Concepts, Inc.
Spencer	Newport	OR	1	36	Assisted Living Concepts, Inc.
Jewel	Madison	IN	1	39	Assisted Living Concepts, Inc.
Beardsley	Elkhart	IN	1	39	Assisted Living Concepts, Inc.
Homestead	Beatrice	NE	1	39	Carriage House Assisted Living, Inc.
Mahoney	York	NE	1	39	Carriage House Assisted Living, Inc.
Madison	Norfolk	NE	1	39	Carriage House Assisted Living, Inc.
Saunders	Wahoo	NE	1	39	Carriage House Assisted Living, Inc.
			19	737		4,864,785	5,142,081	5,424,922	5,713,421	5,827,689
Total - LTC			37	1,427		$9,364,785	$9,802,081	$10,248,122	$10,703,085	$10,917,146

Property				# of		2010	2011	2012	2013	2014
Name	City	State	Count	Units	ALC PARTY	Rent	Rent	Rent	Rent	Rent
Master Lease I
Maurice	Millville	NJ	1	39	Assisted Living Concepts, Inc.
Reed	N. Denison	IA	1	35	Assisted Living Concepts, Inc.
Annabelle	Caldwell	ID	1	35	Assisted Living Concepts, Inc.
Clearwater	Nampa	ID	1	39	Assisted Living Concepts, Inc.
Sylvan	Hayden	ID	1	39	Assisted Living Concepts, Inc.
Warren	Burley	ID	1	35	Assisted Living Concepts, Inc.
Caldwell	Troy	OH	1	39	Assisted Living Concepts, Inc.
River Bend	Wheelersburg	OH	1	39	Assisted Living Concepts, Inc.
Seneca	Tiffin	OH	1	35	Assisted Living Concepts, Inc.
Chestnut	Newark	OH	1	39	Assisted Living Concepts, Inc.
Rutherford	Fremont	OH	1	39	Assisted Living Concepts, Inc.
Angelina	Jacksonville	TX	1	39	Assisted Living Concepts, Inc.
Harrison	Greenville	TX	1	41	Assisted Living Concepts, Inc.
Lakeland	Athens	TX	1	38	Assisted Living Concepts, Inc.
Neches	Lufkin	TX	1	39	Assisted Living Concepts, Inc.
Oakwood	Marshall	TX	1	40	Assisted Living Concepts, Inc.
Alpine	Longview	TX	1	30	Assisted Living Concepts, Inc.
Arbor	S. Wichita Falls	TX	1	50	Assisted Living Concepts, Inc.
			18	690		5,191,246	5,295,071	5,400,973	5,508,992	5,619,172

Master Lease II
Chenowick	Kennewick	WA	1	36	Assisted Living Concepts, Inc.
Lexington	Vancouver	WA	1	44	Assisted Living Concepts, Inc.
Mountainview	Camas	WA	1	36	Assisted Living Concepts, Inc.
Orchard	Grandview	WA	1	36	Assisted Living Concepts, Inc.
Pioneer	Walla Walla	WA	1	36	Assisted Living Concepts, Inc.
Crawford	Kelso	WA	1	40	Assisted Living Concepts, Inc.
Karr	Hoquiam	WA	1	40	Assisted Living Concepts, Inc.
Colonial	Battleground	WA	1	40	Assisted Living Concepts, Inc.
Davis	Bullhead City	AZ	1	40	Assisted Living Concepts, Inc.
Jasmine	Lake Havasu	AZ	1	36	Assisted Living Concepts, Inc.
Linkville	Klamath Falls	OR	1	36	Assisted Living Concepts, Inc.
Sawyer	Eugene	OR	1	47	Assisted Living Concepts, Inc.
Spencer	Newport	OR	1	36	Assisted Living Concepts, Inc.
Jewel	Madison	IN	1	39	Assisted Living Concepts, Inc.
Beardsley	Elkhart	IN	1	39	Assisted Living Concepts, Inc.
Homestead	Beatrice	NE	1	39	Carriage House Assisted Living, Inc.
Mahoney	York	NE	1	39	Carriage House Assisted Living, Inc.
Madison	Norfolk	NE	1	39	Carriage House Assisted Living, Inc.
Saunders	Wahoo	NE	1	39	Carriage House Assisted Living, Inc.
			19	737		5,944,243	6,063,128	6,184,390	6,308,078	6,434,240
Total - LTC			37	1,427		$11,135,489	$11,358,199	$11,585,363	$11,817,070	$12,053,412

Exhibit B

Form of Notice of Substitution

1.               Date of Notice:

2.               A check payable to LTC Properties, Inc. in the amount of $10,000 is attached

3.               Location of Property being substituted out of Master Lease (“Substituted Property”):

4.               Location of Property being substituted into the  Master Lease (“Substitute  Property”):

5.               Anticipated closing date:

6.               Status and list of all required licenses necessary to operate the each of the Substituted Property and the Substitute Property  as an assisted living facility under applicable laws:

7.               State the number of assisted living units in each  the each of the Substituted Property and the Substitute Property:

8.               For each of the Substituted Property and the Substitute Property, measured as at the close of the fiscal quarter immediately preceding the Notice of Substitution, the EBITDARM for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, were as follows.

9.               For each of  the Substituted Property and the Substitute Property identify all encumbrances, liens, encroachments, recorded building and use restrictions, recorded easements and similar matters of record and unrecorded leases and occupancy agreements.  Specify which of the foregoing adversely affect the use, value or operation of property.  Provide an accurate title report pertaining to the Substitute Property, which title report shall be updated by Assisted Living Concepts, Inc. to the date of closing.

10.         Confirm that the Substitute Property is in compliance with all state and federal regulations, including all licensing and operating requirements,  all state and local building and zoning codes, and other requirements necessary to allow a change of ownership or  necessary to operate the Substitute Facility as an assisted living facility;

11.         Confirm that the Substitute Property is in material compliance with all applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances; deliver all  Phase I Environmental reports pertaining to the property. (Note: Prior to the closing ALC must deliver a Phase I Environmental report dated no more than six (6) months old evidencing compliance);

12.         With respect to the Substitute Property, provide a report as to the physical and mechanical condition and repair and confirm that the Substitute Property shall not require any capital improvements or repairs in excess of $30,000.

The undersigned is duly authorized to deliver this Notice of Substitution to LTC Properties, Inc. and understands and acknowledges that LTC Properties, Inc. shall rely on the accuracy of the information set forth herein in LTC Properties, Inc.’s efforts to consummate the substitution transaction contemplated hereby and by the applicable provisions of the Master Lease. Assisted Living Concepts, Inc. agrees promptly to inform LTC Properties, Inc. of any errors, omissions and changed circumstances with respect to the information set forth herein. Without limitation to the foregoing, Assisted Living Concepts, Inc. shall update LTC Properties, Inc. with respect to the information set forth in items 6-12 three business days prior to the closing of the substitution contemplated hereby.

ASSISTED LIVING CONCEPTS, INC

By:

Name:

Title:

EXHIBIT C

Fair Market Rent Provisions

For purposes of the Master Leases, Fair Market Rent shall be determined as hereinafter described:

a.                                       If LTC and ALC cannot agree on the Fair Market Rent within thirty (30) days after the date of ALC’s notice of exercise for the third Extended Term, each party shall, by notice to the other, appoint a disinterested and licensed M.A.I. Real Estate Appraiser with at least five years of experience in assisted care properties in the states in which the Leased Properties covered by the relevant Master Lease are located (with the same type of operating license  then in effect for the relevant facilities) to determine the Fair Market Rent.  If any party should fail to appoint an appraiser within ten (10) days after notice, the appraiser selected by the other party shall determine the Fair Market Rent.  In determining the Fair Market Rent, each appraiser shall give appropriate consideration to, among other things, generally applicable minimum rent for tenancies of property comparable to the Leased Properties in the areas in which the Leased Properties are located.

b.                                      If the two appraisers selected pursuant to the foregoing paragraph cannot agree upon the Fair Market Rent within forty-five (45) days, they shall immediately give written notice of such inability (“Notice of Disagreement”) to both LTC and ALC setting forth the Fair Market Rent determinations of each of the appraisers.  If the determinations of each of the two appraisers of the Fair Market Rent at the commencement of such third Extended Term differ by less than ten percent (10%) of the lower determination, the Fair Market Rent shall be fixed at an amount equal to the average of the two determinations.

c.                                       If the determinations of each of the two appraisers selected pursuant to Paragraph a. above differ by ten percent (10%) or more of the lower determination with respect to the Fair Market Rent to be paid at the commencement of such third Extended Term, then within thirty (30) days after the giving of the Notice of Disagreement, the two appraisers shall appoint a third disinterested and licensed M.A.I. Real Estate Appraiser with at least 5 years of experience in the states in which the Leased Properties covered by the relevant Master Lease are located (with the same type of operating license then in effect for the relevant facilities).  If the parties cannot then agree on the Fair Market Rent, the third appraiser shall determine the Fair Market Rent, and in so doing, shall give appropriate consideration to those items described in Paragraph a. above.  The third appraiser shall not select a Fair Market Rent either (a) higher than the highest of the two appraisals made pursuant to Paragraph a. above; or (b) lower than the lowest of the two appraisals made pursuant to Paragraph a. above.  If the first two appraisers cannot agree on the selection of a third appraiser within such thirty (30) days, or if the first two appraisers fail to provide a Notice of Disagreement (as stated above in Paragraph b. above), then the Fair Market Rent shall be determined by a third appraiser selected by the American Arbitration Association (or such other organization at LTC’s election) upon application by LTC.

d.                                      During the time before the determination of the Fair Market Rent, ALC shall continue to pay Minimum Rent at the same rate as paid immediately preceding the subject Extended Term; provided, however, that, once the adjusted Fair Market Rent is determined, the Minimum Rent owed by ALC at the adjusted Fair Market Rent rate shall be effective retroactively as of the first day of such Extended Term.  If, after the Minimum Rent for the third Extended Term is adjusted and applied retroactively as of the first day of such Extended Term, it is determined that additional Minimum Rent is due LTC, the aggregate amount of any such additional Minimum Rent shall be paid to LTC within thirty (30) days of the determination of the adjusted Fair Market Rent for such Extended Term.

e.                                       Each of the parties shall pay the fees of the appraiser that it selects pursuant to Paragraph a. above, and shall equally share the cost of the third appraiser, if necessary, and shall equally share the cost of arbitration (excluding attorneys’ fees), if necessary.

EXHIBIT D

(Per Section 1.2.5)

ARTICLE XIII

13.1.                        Property Insurance Requirements.  Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below and any additional insurance reasonably required by Lessor to protect its interest in the Leased Property.  This insurance shall be written by companies authorized to do insurance business in the States in which the Leased Property is located.  The policies must name Lessor as an additional insured and/or loss payee, as applicable. Losses shall be payable to Lessor or Lessee as provided in Article XIV.  In addition, upon Lessor’s written request, the policies shall name as an additional insured and/or loss payee, as applicable, the holder (“Facility Mortgagee”) of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII and expressly including, without limitation, the Existing Encumbrances (a “Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee.  Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee.  If any provision of any Facility Mortgage requires deposits of premiums for insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee.  The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee’s Personal Property, shall insure against the following risks:

13.1.1                  Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by an “all risk” policy or a policy covering “special” causes of loss, with such endorsements as Lessor (or a Facility Mortgagee) may from time to time reasonably require and which are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building ordinance law, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Leased Property in an amount equal to 100% of the full insurable replacement value of the Leased Property (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation.  The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing the coverage or, at Lessor’s (or a Facility Mortgagee’s) election, by reference to such indexes, appraisals or information as Lessor’s (or a Facility Mortgagee’s) determines in its reasonable discretion, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with the requirements of this Lease, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation.  Each policy shall, subject to Lessor’s (or a Facility Mortgagee’s) approval, contain (i) a replacement cost endorsement, without deduction for depreciation, (ii) either an agreed amount endorsement or a waiver of any co-insurance provisions, and (iii) an ordinance or law coverage or enforcement endorsement if the Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for deductibles in such amounts as Lessor (or a Facility Mortgagee) may permit in its sole discretion.;

13.1.2                  If the Leased Property contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Leased Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the Leased Improvements, which policies shall insure against physical damage to and loss of occupancy and use of the Leased Improvements arising out of an accident or breakdown covered thereunder;

13.1.3                  Business and rental interruption insurance (i) covering the same perils of loss as are required to be covered by the property insurance required under Section 13.1.1 and 13.1.2 above, (ii) in an amount equal to the projected annual net income from the Leased Property plus carrying costs and extraordinary expenses of the Leased Property for a period of twelve (12) months, based upon Lessee’s reasonable estimate thereof as approved by Lessor (or a Facility Mortgagee), (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and (iv) providing that any covered loss thereunder shall be payable to Lessor;

13.1.4                  During the period of any new construction on the Leased Property, a so called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal to 100% of the estimated replacement cost value on the date of completion, including “soft cost” coverage, and Workers’ Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law.  In addition, each contractor and subcontractor shall be required to provide Facility Mortgagee with a certificate of insurance for (i) workers’ compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, and (ii) general liability insurance showing minimum limits of at least $5,000,000, including coverage for products and completed operations.  Each contractor and subcontractor also shall cover Lessee and Lessor (and any Facility Mortgagee) as an additional insured under such liability policy and shall indemnify and hold Lessee and Lessor (and any Facility Mortgagee) harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction;

13.1.5.               Replacement Cost.  The term “full replacement cost” as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy.  In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined;

13.1.6.               Additional Insurance.  In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee; and

13.1.7.               Waiver of Subrogation.  All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Facilities, or Lessee’s Personal Property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party.  The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

13.2.                        Other Insurance Requirements.  Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below.

13.2.1.               Commercial general liability insurance under a policy containing “Comprehensive General Liability Form” of coverage (or a comparably worded form of coverage) and the “Broad Form CGL” endorsement (or a policy which otherwise incorporates the language of such endorsement), which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability without respect to the Leased Property and the operations related thereto, whether on or off the Leased Property, and the following coverages: Employee as Additional Insured, Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Medical Payment (with a minimum limit of $5,000 per person), Broad Form Cross Suits Liability Endorsement, where applicable, hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Leased Property, liquor liability coverage, all of which shall be in such amounts as Lessor may from time to time reasonably require, but not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) per Facility, and a policy aggregate limit of Ten Million Dollars ($10,000,000).  If such policy shall cover more than one Facility, such limits shall apply on a “per location” basis, subject to the policy aggregate limit of Ten Million Dollars ($10,000,000).  Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements: Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission;

13.2.2                  Professional liability insurance coverage in an amount equal to not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate;

13.2.3                  Flood insurance in an amount equal to the full insurable value of the Leased Property or the maximum amount available, whichever is less, if the Leased Property is located in an area designated by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency as having special flood hazards; and

13.2.4                  Workers’ compensation insurance (including self-insurance and Texas non-subscription coverage) and/or other similar insurance which may be required by governmental authorities or applicable legal requirements in an amount at least equal to the minimum required by law, and employer’s liability insurance with a limit of One Hundred Thousand Dollars ($100,000) per accident and per disease per employee, and Five Hundred Thousand Dollars ($500,000) in the aggregate for disease arising in connection with the operation of the Leased Property.

13.2.5                  Additional Insurance.  In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee and shall further at all times maintain, to the extent required by applicable law, worker’s compensation insurance coverage (including self-insurance and Texas non-subscription coverage) for all persons employed by Lessee (or its agent or operator) on the Leased Property; and

13.3.                        Form Satisfactory, etc.  All of the policies of insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Facility Mortgagee).  Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee.  Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1.  Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days’ written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.

13.4.                        Increase in Limits.  In the event that a Facility Mortgagee shall at any time reasonably determine the limits of the personal injury or property damage, or public liability insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further change pursuant to the provisions of this Section; provided that if Lessor desires to increase the limits of insurance, and such is not pursuant to the request of a Facility Mortgagee, then Lessor may not demand an increase in limits above the limits generally consistent with the requirements of owners of long term care properties in the state in which the applicable Facility is located.

13.5.                        Blanket Policy.  Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII shall be met in any such blanket policy.

13.6.                        No Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease.  Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.

13.7.                        Continuous Coverage.  Prior to the Commencement Date, Lessee was the tenant and operator of the Leased Property, and prior to that, Lessee was the owner and operator of the Leased Property.  Therefore, Lessee already has in place insurance with respect to the Leased Property.  Lessee shall assure that there is no gap in the insurance coverage provided in connection with the Leased Property at or after the Commencement Date, and therefore, the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date.  To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.

ARTICLE XIV

14.1.                                Insurance Proceeds.  All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease shall be paid to Lessee.  Such amounts shall be applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, unless Lessee exercises its right of substitution under Section     .  The funds shall be disbursed based upon work performed.  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee.  All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee’s Personal Property shall belong to Lessee.

14.2.                               Reconstruction in the Event of Damage or Destruction Covered by Insurance Proceeds. Subject to Lessee’s right of substitution, as provided by Section       , if during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and whether or not any Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction.  Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration.

14.3                                 Reconstruction in the Event of Damage or Destruction Not Covered bv Insurance.  Subject to Lessee’s right of substitution, as provided by Section       , if during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not fully covered by the insurance described in Article XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use, Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).

14.4.                              Lessee’s Property.  All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property shall be paid to Lessee.  Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee’s Personal Property, unless Lessee exercises its right of substitution under Section     .

14.5.                               Restoration of Lessee’s Property.  Without limiting Lessee’s obligation to restore the Leased Property as provided in Sections 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, including Lessee’s Personal Property but only to the extent that Lessee’s Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.

14.6.                               No Abatement of Rent.  This Lease shall remain in full force and effect and Lessee’s obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.